LIQUIDITY SERVICES ANNOUNCES THIRD QUARTER FISCAL YEAR 2018 FINANCIAL RESULTS

•	GMV of $163.6 million -- Revenue of $50.6 million -- GAAP Net Loss of $(3.7) million

•	Non-GAAP Adjusted EBITDA of $(0.2) million

•	Double-Digit Organic GMV Growth Year-Over-Year, excluding completed DoD Surplus Contract

Bethesda, MD - August 2, 2018 - Liquidity Services (NASDAQ: LQDT; www.liquidityservices.com), a global solution provider in the reverse supply chain with the world’s largest marketplace for business surplus, today announced financial results for the third quarter fiscal year 2018 ended June 30, 2018. The company's Q3-FY18 performance exceeded our guidance range for GAAP Net Loss, Non-GAAP Adjusted EBITDA, GAAP EPS, and Non-GAAP Adjusted EPS and was within guidance range for gross merchandise volume (GMV).

"Our third quarter results reflect successful execution of our growth strategy as we generated double-digit organic GMV growth, excluding the completed DoD Surplus contract, and positive operating cash flow. We achieved year over year GMV growth of approximately 12% in our RSCG segment, 13% in our GovDeals segment, and 13% growth in our CAG segment excluding the DoD contracts. Notably, our RSCG segment had strong performance from existing clients as programs with manufacturers and large retailers expanded; our GovDeals segment continued to sign new clients and saw an increase in high value assets sold through its marketplace; and our industrial vertical within the CAG segment closed several large transactions across North America, EMEA, and Asia. We also achieved better than expected bottom line results due to a more favorable mix of higher margin transactions, lower than expected consulting fee expenses related to our LiquidityOne initiative, and lower corporate spending. The strength in the business during Q3-FY18 was partially offset by continued softness in our energy vertical," said Bill Angrick, chairman and CEO of Liquidity Services. "We are pleased with our performance as we focus on driving higher recovery through technology and innovation that improves the customer experience. We added over 375 new seller accounts and nearly 26,000 new registered buyers in the third quarter, reflecting the value of our transformation in better solving the needs of our sellers and buyers across our business segments and verticals. As previously announced on July 10, 2018, we acquired Machinio Corp which operates a robust online equipment listing marketplace, with over 1.2 million assets for sale, valued at over $25 billion, and 10 million annual website visits across 190 countries. This acquisition supports our strategy as the world’s largest marketplace for business surplus by expanding the services and channels we offer our sellers to maximize recovery and growing our network of buyers in important global equipment verticals, including construction, machine tool, transportation, printing and agriculture."

Update on LiquidityOne
Our LiquidityOne transformation initiative will deliver an improved online marketplace platform and related tools to enhance our customer experience, operations and ability to scale to a much larger business. As planned, we successfully released an enhanced version of our GovDeals and AuctionDeals self-service marketplaces in Q3-FY18 that improves the back office support we provide our customers and internal operations teams. In addition, we made substantial enhancements to our LiquidityOne returns management software platform to support the needs of retailers and manufacturers. We expect to deploy our enhanced e-commerce capabilities to all our existing marketplaces by the end of calendar year 2018, while preparing for the retail liquidation marketplace launch soon thereafter. This initiative will further align our business processes and optimize our platform technology.

Finally, we anticipate the launch of a new consolidated marketplace on our LiquidityOne e-commerce platform in early calendar year 2019, which will serve as a single marketplace to search, find and buy any asset from across our network of marketplaces. We believe a single, unified marketplace will drive increased traffic from our buyer base through more efficient marketing strategies and provide our buyers with a more efficient method of sourcing our global supply of available assets from the most recognizable sellers across the globe.  This launch has been delayed to accommodate peak year-end activity.

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Third Quarter Consolidated Operating and Earnings Results
The company reported Q3-FY18 GMV, an operating measure of the total sales value of all merchandise sold by us or our sellers through our marketplaces and sales we manage through other channels during a given period of time, of $163.6 million, up from $160.9 million in the prior year’s comparable period. Revenue for Q3-FY18 was $50.6 million, down from $65.5 million in the prior year’s comparable period. GAAP Net loss for Q3-FY18 was $(3.7) million, which resulted in a diluted loss per share of $(0.12) based on a weighted average of 32.1 million diluted shares outstanding, improved from $(8.6) million and $(0.27) respectively, in the prior year’s comparable period. Non-GAAP adjusted net loss, which excludes stock compensation expense, impairment and business realignment expenses, acquisition costs, deferred revenue purchase accounting adjustments, and the estimated impact of income taxes on these non-GAAP adjustments as well as non-recurring tax adjustments, was $(2.3) million or $(0.07) adjusted diluted loss per share, an improvement from $(7.0) million and $(0.22) respectively, in the prior year’s comparable period.

Non-GAAP Adjusted EBITDA, which excludes stock compensation expense, impairment and business realignment expenses, acquisition costs, and deferred revenue purchase accounting adjustments, was a loss of $(0.2) million, an improvement from the prior year’s comparable period loss of $(5.2) million, representing a $5.0 million improvement despite the completion of the DoD Surplus contract.

Q3-FY18 comparative consolidated financial results reflect double-digit growth in our GovDeals and RSCG segments, growth in our CAG segment, excluding the completed DoD Surplus contract, lower expenses related to our LiquidityOne transformation, and lower expenses due to realignment of our IronDirect business, and restructuring of our CAG segment and corporate functions. These improvements were offset by the completion of our DoD Surplus contract, resulting in the termination of all operation under the DoD Surplus contract, and lower sales volumes in the energy vertical in our CAG segment.

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Third Quarter Segment Operating and Earnings Results
We present operating results in three reportable segments: GovDeals, Capital Assets Group (CAG), and Retail Supply Chain Group (RSCG). These three segments constitute approximately 98% of our revenue, and each offers separately branded marketplaces to enable sellers to achieve channel marketing objectives to reach buyers. Across our segments, we offer our sellers various pricing and transaction models as well as a suite of services, and our revenues vary depending upon the pricing models employed and the level of service selected by sellers.

Our Q3-FY18 segment results are as follows (unaudited, in millions):

	Three Months Ended June 30,		Nine Months Ended June 30,
	2018	2017	2018	2017
GovDeals[1]:
GMV	$85.4	$75.5	$226.0	$195.9
Revenue	$8.4	$7.5	$22.6	$19.9
Gross profit	$7.8	$7.0	$20.9	$18.7

CAG[2]:
GMV	$43.8	$55.1	$144.0	$197.7
Revenue	$15.0	$34.4	$72.2	$114.0
Gross profit	$9.9	$17.4	$40.0	$57.0

RSCG:
GMV	$33.6	$30.1	$97.9	$86.1
Revenue	$26.3	$23.5	$73.7	$72.0
Gross profit	$9.3	$7.4	$24.6	$22.6

Corporate & Other[3]:
GMV	$0.8	$0.2	$3.3	$4.6
Revenue	$0.8	$0.1	$3.3	$2.7
Gross profit	$0.1	$(1.9)	$(0.7)	$(1.5)

Consolidated:
GMV	$163.6	$160.9	$471.1	$484.3
Revenue	$50.6	$65.5	$171.8	$208.7
Gross profit	$27.1	$29.9	$84.9	$96.7
1GovDeals consists of the state and municipal government business and the AuctionDeals self-service marketplace for commercial sellers
2CAG consists of our energy and industrial commercial verticals, our DoD Surplus contract, and our DoD Scrap contract.
3Corporate & Other primarily consists of the Company's IronDirect and former TruckCenter operating segments that are not individually significant, as well as elimination adjustments.

Additional Third Quarter 2018 Operational Results

•	Registered Buyers — At the end of Q3-FY18, registered buyers totaled approximately 3,275,000, representing a 5.4% increase over the approximately 3,106,000 registered buyers at the end of Q3-FY17.

•
Auction Participants — Auction participants, defined as registered buyers who have bid in an auction during the period (a registered buyer who bids in more than one auction is counted as an auction participant in each auction in which he or she bids), decreased to approximately 512,000 in Q3-FY18, an 11.3% decrease from the approximately 577,000 auction participants in Q3-FY17, largely due to the wind-down of the DoD Surplus contract.

•	Completed Transactions — Completed transactions decreased to approximately 121,000, a 9.7% decrease for Q3-FY18 from the approximately 134,000 completed transactions in Q3-FY17.

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Business Outlook
We anticipate Q3-FY18 trends to continue into Q4-FY18 except primarily for the seasonal downturn in our GovDeals and RSCG segments and increased cost under our LiquidityOne transformation program in advance of key go-live activities. Compared to Q4-FY17, we expect our results for Q4-FY18 to reflect a significant improvement in Adjusted EBITDA with GMV in-line despite the completion of the DoD Surplus contract.

Lastly, we expect our recent acquisition of Machinio to be cash flow neutral but to have a temporary U.S. GAAP dilutive impact on Q4-FY18 results due to the write off of its deferred revenue at the time of acquisition to reflect U.S. GAAP purchase accounting rules. We expect the dilutive impact to improve every quarter for the next 12 months as new and renewal subscriptions occur. Our guidance for Adjusted EBITDA and Adjusted Diluted EPS excludes purchase accounting adjustments to Machinio's deferred revenue.

The following forward-looking statements reflect the following trends and assumptions for Q4-FY18:

(i)	negative impact of the completion of the wind-down of our DoD Surplus contract, resulting in the termination of all operations under the DoD Surplus contract;

(ii)	increased spending under our LiquidityOne transformation initiative as we continue with our ERP implementation and prepare for the launch of our new e-commerce platform;

(iii)	benefits from restructuring and business realignment activities to streamline our organizational processes;

(iv)	variability in our CAG industrial and energy verticals related to project size and timing;

(v)	quarterly low seasonality but continued growth in our GovDeals segment; and

(vi)	quarterly low seasonality but continued growth in our RSCG segment; and

(vii)	as previously reported, Machinio is expected to be cash flow neutral but dilutive to earnings.

For Q4-FY18 our guidance is as follows:

GMV - We expect GMV for Q4-FY18 to range from $140 million to $160 million.

GAAP Net Loss - We expect GAAP Net Loss for Q4-FY18 to range from $(8.5) million to $(5.8) million.

GAAP Diluted EPS - We expect GAAP Diluted Loss Per Share for Q4-FY18 to range from $(0.26) to $(0.18).

Non-GAAP Adjusted EBITDA -We expect non-GAAP Adjusted EBITDA for Q4-FY18 to range from $(4.0) million to $(2.0) million.

Non-GAAP Adjusted Diluted EPS - We expect non-GAAP Adjusted Loss Per Diluted Share for Q4-FY18 to range from $(0.20) to $(0.12). This guidance assumes a diluted weighted average number of shares outstanding for the quarter of 32.4 million and that we will not repurchase shares during the quarter with the approximately $10.1 million available under the share repurchase program.

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Liquidity Services
Reconciliation of GAAP to Non-GAAP Measures

EBITDA and Adjusted EBITDA. EBITDA is a supplemental non-GAAP financial measure and is equal to net (loss) income plus interest and other expense, net; benefit for income taxes; and depreciation and amortization. Our definition of Adjusted EBITDA differs from EBITDA because we further adjust EBITDA for stock compensation expense, impairment and business realignment expenses, acquisition costs, and deferred revenue purchase accounting adjustments.

	Three Months Ended June 30,		Nine Months Ended June 30,
	2018	2017	2018	2017
	(In thousands) (Unaudited)
Net loss	$(3,705)	$(8,614)	$(10,572)	$(25,220)
Interest and other income, net	(47)	(189)	(776)	(291)
Provision (benefit) for income taxes	612	41	(3,824)	91
Depreciation and amortization	1,020	1,365	3,375	4,228
EBITDA	(2,120)	(7,397)	(11,797)	(21,192)
Stock compensation expense	1,436	1,563	4,134	5,462
Acquisition costs and impairment of long-lived assets*	204	886	204	886
Business realignment expenses*	249	(234)	2,073	906
Adjusted EBITDA	$(231)	$(5,182)	$(5,386)	$(13,938)

Adjusted Net Loss and Adjusted Basic and Diluted Earnings Per Share. Adjusted Net Loss is a supplemental non-GAAP financial measure and is equal to net loss plus stock compensation expense, impairment and business realignment expenses, acquisition costs, deferred revenue purchase accounting adjustments, and the estimated impact of income taxes on these non-GAAP adjustments as well as non-recurring tax adjustments. Adjusted basic and diluted loss per share are determined using Adjusted Net Loss. For Q3-FY18 the tax rate used to estimate the impact of income taxes on the non-GAAP adjustments was 23.7% compared to 29.0% used for the Q3-FY17 results. The 23.7% tax rate excludes the impact of the charge to our U.S. valuation allowance.

	Three Months Ended June 30,		Nine Months Ended June 30,
	2018	2017	2018	2017
	(Unaudited) (Dollars in thousands, except per share data)
Net loss	$(3,705)	$(8,614)	$(10,572)	$(25,220)
Stock compensation expense	1,436	1,563	4,134	5,462
Acquisition costs and impairment of long-lived assets*	204	886	204	886
Business realignment expenses*	249	(234)	2,073	906
Income tax impact of adjustments	(448)	(642)	(1,519)	(2,104)
Income tax impact of tax law change	—	—	(5,169)	—
Adjusted net loss	$(2,264)	$(7,041)	$(10,849)	$(20,070)
Adjusted basic loss per common share	$(0.07)	$(0.22)	$(0.34)	$(0.64)
Adjusted diluted loss per common share	$(0.07)	$(0.22)	$(0.34)	$(0.64)
Basic weighted average shares outstanding	32,104,368	31,485,599	31,984,222	31,369,077
Diluted weighted average shares outstanding	32,104,368	31,485,599	31,984,222	31,369,077

*Acquisition costs and impairment of long-lived assets and business realignment expenses, which are excluded from adjusted EBITDA and adjusted net loss, are included in Other operating expenses (income) on the Statements of Operations.

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Conference Call
The Company will host a conference call to discuss the third quarter fiscal year 2018 results at 10:30 a.m. Eastern Time today. Investors and other interested parties may access the teleconference by dialing (844) 795-4614 or (661) 378-9639 and providing conference identification number 8597306. A live web cast of the conference call will be provided on the Company's investor relations website at http://investors.liquidityservices.com. An archive of the web cast will be available on the Company's website until August 2, 2019 at 11:59 p.m. ET. An audio replay of the teleconference will also be available until August 16, 2018 at 11:59 p.m. ET. To listen to the replay, dial (855) 859-2056 or (404) 537-3406 and provide conference identification number 8597306. Both replays will be available starting at 1:30 p.m. ET on the day of the call.

Non-GAAP Measures
To supplement our consolidated financial statements presented in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP measures of certain components of financial performance. These non-GAAP measures include earnings before interest, taxes, depreciation and amortization (EBITDA), Adjusted EBITDA, Adjusted Net Loss and Adjusted Earnings per Share. These non-GAAP measures are provided to enhance investors’ overall understanding of our current financial performance and prospects for the future. We use EBITDA and Adjusted EBITDA: (a) as measurements of operating performance because they assist us in comparing our operating performance on a consistent basis as they do not reflect the impact of items not directly resulting from our core operations; (b) for planning purposes, including the preparation of our internal annual operating budget; (c) to allocate resources to enhance the financial performance of our business; (d) to evaluate the effectiveness of our operational strategies; and (e) to evaluate our capacity to fund capital expenditures and expand our business. Net Loss is used to arrive at EBITDA and Adjusted EBITDA calculations, and Adjusted EPS is the result of our Adjusted Net Loss and diluted shares outstanding.

We believe these non-GAAP measures provide useful information to both management and investors by excluding certain expenses that may not be indicative of our core operating measures. In addition, because we have historically reported certain non-GAAP measures to investors, we believe the inclusion of non-GAAP measures provides consistency in our financial reporting. These measures should be considered in addition to financial information prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. A reconciliation of all historical non-GAAP measures included in this press release, to the most directly comparable GAAP measures, may be found in the financial tables included in this press release.

We are not providing a reconciliation of our guidance for non-GAAP Adjusted EBITDA to our guidance for GAAP Net Loss because this reconciliation would require us to make projections regarding the amount of stock based compensation expense and benefit for income taxes, which are reconciling items between Net Loss and Adjusted EBITDA, as well as the impact of foreign currency fluctuations. These items will impact Net Loss and are out of our control and/or cannot be reasonably predicted due to their high variability and complexity, and inherent uncertainty. For example, equity compensation expense would be difficult to predict because it depends on our future hiring and retention needs, as well as the future fair market value of our common stock, all of which are subject to constant change. As a result, the reconciliation is not possible without unreasonable efforts. In addition, we believe such reconciliations could imply a degree of precision that might be confusing or misleading to investors. The actual effect of the reconciling items that we exclude from Adjusted EBITDA, when determined, may be significant to the calculation of GAAP Net Loss.  As a result, there can be no assurance that such reconciling items will not materially affect our future GAAP Net Loss.

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Supplemental Operating Data
To supplement our consolidated financial statements presented in accordance with GAAP, we use certain supplemental operating data as a measure of certain components of operating performance. We discuss GMV because it provides a measure of the volume of goods being sold in our marketplaces or sales we manage on other third-party marketplace channels and thus an operational metric for our market-making activity. GMV and our other supplemental operating data, including registered buyers, auction participants and completed transactions, also provide a means to evaluate the effectiveness of investments that we have made and continue to make in the areas of seller and buyer support, value-added services, product development, sales and marketing, and operations. Therefore, we believe this supplemental operating data provides useful information to both management and investors. In addition, because we have historically reported certain supplemental operating data to investors, we believe the inclusion of this supplemental operating data provides consistency in our financial reporting. This data should be considered in addition to financial information prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.

Forward-Looking Statements
This document contains forward‑looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. These statements are only predictions. The outcome of the events described in these forward‑looking statements is subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward‑looking statements. These statements include, but are not limited to, statements regarding the Company’s business outlook; the Company’s proprietary e-commerce marketplace platform; the migration of legacy marketplaces to the new LiquidityOne platform and the timing and the costs thereof; restructuring efforts and refinement in our sales and marketing strategy; expected investment in, benefits of and timing of completion of the LiquidityOne transformation initiative; spending in connection with the ERP rollout; the launch of existing and new marketplaces on the LiquidityOne platform; and the pricing, supply, and mix of inventory under the DoD Scrap Contract; impact of the completion of the wind-down of the DoD Surplus contract; the impact of the Machinio acquisition; predictions regarding the energy and industrial verticals, particularly in regards to the variability of the volume of surplus available for resale and project timing; and trends and assumptions about future periods, including the fourth quarter FY-18. You can identify forward‑looking statements by terminology such as "may," "will," "should," "could," "would," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continues" or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward‑looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward‑looking statements contained in this document. Important factors that could cause our actual results to differ materially from those expressed as forward‑looking statements are set forth in our filings with the SEC from time to time, and include, among others, the dependence on our contracts with the DoD and Amazon for a significant portion of our inventory; variability in business related to mix, timing, and volume of supply; timing and speed of recovery in the energy sector macro conditions and commodity market prices; speed of recovery following natural disasters and severe weather; intense competition in our lines of business; our ability to successfully expand the supply of merchandise available for sale on our online marketplaces; our ability to attract and retain active professional buyers to purchase this merchandise; the timing and success of upgrades to our technology infrastructure; our ability to successfully integrate the Machinio operations with our business; business realignment costs related to severance and relocation of offices and facilities; our ability to attract and retain key employees; our ability to raise additional capital as and when required; the success of our recent business realignment in which we balance management time and resources between running our business and migrating our marketplaces to the new LiquidityOne platform as well as ongoing realignment efforts; and the success of our LiquidityOne transformation initiative, including training and education of users to adopt our new LiquidityOne platform. There may be other factors of which we are currently unaware or deem immaterial that may cause our actual results to differ materially from the forward‑looking statements.

All forward‑looking statements attributable to us or persons acting on our behalf apply only as of the date of this document and are expressly qualified in their entirety by the cautionary statements included in this document. Except as may be required by law, we undertake no obligation to publicly update or revise any forward‑looking statement to reflect events or circumstances occurring after the date of this document or to reflect the occurrence of unanticipated events.

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About Liquidity Services
Liquidity Services (NASDAQ: LQDT) operates a network of leading e-commerce marketplaces that enable buyers and sellers to transact in an efficient, automated environment offering over 500 product categories. The company employs innovative e-commerce marketplace solutions to manage, value and sell inventory and equipment for business and government sellers. Our superior service, unmatched scale and ability to deliver results enable us to forge trusted, long-term relationships with over 11,000 sellers worldwide. With over $7 billion in completed transactions, and over 3 million buyers in almost 200 countries and territories, we are the proven leader in delivering smart commerce solutions. Visit us at LiquidityServices.com.

Contact:
Julie Davis
Senior Director, Investor Relations
202.467.6868 ext. 2234
julie.davis@liquidityservices.com

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Liquidity Services and Subsidiaries
Unaudited Consolidated Balance Sheets
(Dollars in Thousands)

	June 30, 2018	September 30, 2017
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$83,411	$94,348
Short-term investments	10,000	—
Accounts receivable, net of allowance for doubtful accounts of $531 and $668 at June 30, 2018 and September 30, 2017, respectively	5,856	11,598
Inventory	12,797	20,736
Prepaid taxes	2,267	2,466
Prepaid expenses and other current assets	6,857	9,774
Total current assets	121,188	138,922
Property and equipment, net	15,952	16,793
Intangible assets, net	397	427
Goodwill	45,316	45,388
Net deferred long-term tax assets	963	962
Other assets	13,624	12,737
Total assets	$197,440	$215,229
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$16,264	$13,099
Accrued expenses and other current liabilities	18,204	30,193
Distributions payable	2,239	3,081
Payables to sellers	28,925	24,383
Total current liabilities	65,632	70,756
Deferred taxes and other long-term liabilities	6,487	11,837
Total liabilities	72,119	82,593
Commitments and contingencies (Note 12)	0	0
Stockholders’ equity:
Common stock, $0.001 par value; 120,000,000 shares authorized; 32,109,731 shares issued and outstanding at June 30, 2018; 31,503,349 shares issued and outstanding at September 30, 2017	29	29
Additional paid-in capital	231,327	227,264
Accumulated other comprehensive loss	(7,195)	(6,431)
Retained earnings (accumulated deficit)	(98,840)	(88,226)
Total stockholders’ equity	125,321	132,636
Total liabilities and stockholders’ equity	$197,440	$215,229

Liquidity Services and Subsidiaries
Unaudited Consolidated Statements of Operations
(Dollars in Thousands, Except Per Share Data)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2018	2017	2018	2017
Revenue	$32,080	$44,404	$115,464	$144,799
Fee revenue	18,489	21,116	56,345	63,851
Total revenue	50,569	65,520	171,809	208,650
Costs and expenses from operations:
Cost of goods sold	19,489	30,413	75,847	97,248
Seller distributions	3,936	5,189	11,107	14,697
Technology and operations	13,663	19,639	47,718	62,607
Sales and marketing	8,386	8,273	24,921	27,410
General and administrative	6,763	8,751	21,791	26,836
Depreciation and amortization	1,020	1,365	3,375	4,228
Other operating expenses	452	652	2,222	1,044
Total costs and expenses	53,709	74,282	186,981	234,070
Loss from operations	(3,140)	(8,762)	(15,172)	(25,420)
Interest and other income, net	(47)	(189)	(776)	(291)
Loss before provision (benefit) for income taxes	(3,093)	(8,573)	(14,396)	(25,129)
Provision (benefit) for income taxes	612	41	(3,824)	91
Net loss	$(3,705)	$(8,614)	$(10,572)	$(25,220)
Basic and diluted loss per common share	$(0.12)	$(0.27)	$(0.33)	$(0.80)
Basic and diluted weighted average shares outstanding	32,104,368	31,485,599	31,984,222	31,369,077

Liquidity Services and Subsidiaries
Unaudited Consolidated Statements of Cash Flows
(Dollars In Thousands)

	Nine Months Ended June 30,
	2018	2017
Operating activities
Net loss	$(10,572)	$(25,220)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	3,375	4,228
Stock compensation expense	4,134	5,462
Provision for inventory allowance	2,092	8,101
Provision for doubtful accounts	191	(1)
Deferred tax benefit	(4,814)	—
Impairment of intangible assets	—	1,028
Change in fair value of financial instruments	90	(749)
Gain from sale of property and equipment	(489)	—
Changes in operating assets and liabilities:
Accounts receivable	5,551	(1,274)
Inventory	5,847	633
Prepaid and deferred taxes	197	1,356
Prepaid expenses and other assets	1,938	981
Accounts payable	3,165	2,036
Accrued expenses and other current liabilities	(12,149)	(13,422)
Distributions payable	(842)	8,208
Payables to sellers	4,542	(4,971)
Other liabilities	(664)	(662)
Net cash provided by (used in) operating activities	1,592	(14,266)
Investing activities
Increase in intangibles	(23)	(78)
Purchases of property and equipment, including capitalized software	(2,697)	(6,210)
Proceeds from sales of property and equipment	828	—
Purchase of short-term investments	(10,000)	—
Net cash used in investing activities	(11,892)	(6,288)
Financing activities
Proceeds from exercise of common stock options (net of tax)	12	93
Net cash provided by financing activities	12	93
Effect of exchange rate differences on cash and cash equivalents	(649)	(117)
Net decrease in cash and cash equivalents	(10,937)	(20,578)
Cash and cash equivalents at beginning of period	94,348	134,513
Cash and cash equivalents at end of period	$83,411	$113,935
Supplemental disclosure of cash flow information
Cash paid (received) for income taxes, net	$800	$(931)